Registration No. [_________]

                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM SB-2
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                            ----------------------

                              US Patriot, Inc.
               (Name of Small Business Issuer in its Charter)



    South Carolina                     5699                       57-1107699
---------------------------   ----------------------------  -------------------
(State of Other Jurisdiction  (Primary Standard Industrial  (IRS Employer
of Incorporation or           Classification Code Number)   Identification No.)
Organization)


                               5401 Forest Drive
                              Columbia, SC  29206
                                (803) 790-5294
         (Address and telephone number of principal executive offices and principal place of business)

                                Phillips N. Dee
                               5401 Forest Drive
                              Columbia, SC  29206
                                (803) 790-5294
          (Name, address and telephone number of agent for service)

                                   Copies to:

                           James G. Dodrill II, Esq.
                           James G. Dodrill II, P.A.
                              3360 NW 53rd Circle
                             Boca Raton, FL 33496
                              (561) 862-0529 tel
                              (561) 862-0927 fax
                            ----------------------
               Approximate date of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.
                            ----------------------
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. (X)

     If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ( )

     If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( ).

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ( ).


                        CALCULATION OF REGISTRATION FEE


                                      PROPOSED      PROPOSED
TITLE OF EACH                         MAXIMUM       MAXIMUM        AMOUNT
CLASS OF              AMOUNT TO       OFFERING      AGGREGATE        OF
SHARES TO BE              BE          PRICE PER     OFFERING    REGISTRATION
REGISTERED            REGISTERED      SHARE <F1>     PRICE         FEE
-------------        ------------    -----------   -----------  ------------

Common Stock,           500,000         $0.50        $250,000       $59.75
$.0001 par value
to be sold by the
company

Common Stock,         1,670,000         $0.50        $835,000      $199.56
$.0001 par value
to be sold by
selling
shareholders


TOTAL                 2,170,000                    $1,085,000      $259.31
------------------

<F1>
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

                  -------------------------------------------

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state in which the offer or sale is not permitted.

                                   PROSPECTUS
                 SUBJECT TO COMPLETION, DATED JANUARY 16, 2002

                       2,170,000 Shares of Common Stock

                                US PATRIOT, INC.
     The Offering:

     This is our initial public offering. We are registering a total of 2,170,000 shares of our common stock, of which 500,000 are being offered by the company and 1,670,000 are being offered by selling shareholders. All shares are being registered for sale at a price of $0.50 per share

     There is no established public market for our common stock and we have arbitrarily determined the offering price. Although we hope to be quoted on the OTC Bulletin Board, our common stock is not currently listed or quoted on any quotation service. There can be no assurance that our common stock will ever be quoted on any quotation service or that any market for our stock will ever develop.


            Proposed Trading Symbol:        OTC Bulletin Board - "USPI"
                        _________________________________

     Investing in our stock involves risks. You should carefully consider the Risk Factors beginning on page 7 of this prospectus.

     We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.
                            ______________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
                           _______________________

     The information in this prospectus is not complete and may be changed. None of these securities may be sold until a registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

             The date of this prospectus is January 16, 2002

                               TABLE OF CONTENTS


                                                                    Page
                                                                    ----

Prospectus Summary                                                   3
The Offering                                                         4
Summary Financial Information                                        6
Risk Factors                                                         7
Use of Proceeds                                                      11
Determination of Offering Price                                      11
Dividend Policy                                                      11
Dilution                                                             12
Management's Discussion and Analysis of Financial Condition
and Results of Operations                                            13
Business                                                             16
Management                                                           24
Principal Shareholders                                               26
Selling Shareholders                                                 27
Description of Securities                                            29
Indemnification                                                      31
Plan of Distribution                                                 32
Legal Matters                                                        33
Experts                                                              33
Where You Can Find More Information                                  34
Index to Financial Statements                                        F-1

     As used in this prospectus, the terms "we," "us," "our," "the company," and "US Patriot" mean US Patriot, Inc., a South Carolina corporation. The term "selling shareholders" means our shareholders who are offering to sell their shares of US Patriot common stock that are being registered through this prospectus. The term "common stock" means our common stock, par value $0.0001 per share and the term "Shares" means the 2,170,000 shares of common stock being offered through this prospectus.

                               PROSPECTUS SUMMARY

      Because this is a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus. You should consider the information set forth under "Risk Factors" and our financial statements and accompanying notes that appear elsewhere in this prospectus.

      US Patriot, Inc. is a company based in Columbia, South Carolina that sells, distributes, tailors and services military and law enforcement clothing, gear and related equipment. The company currently sells through its one existing retail store in Columbia, and plans to expand into law enforcement, correction and security uniforms and soft goods, through the establishment of a new retail store, also located in Columbia, and then subsequently through franchising. The company will serve as the distributor and wholesale supplier to franchisees for these products.

      We were incorporated in South Carolina in 2000. For the fiscal year ended October 31, 2001, we achieved revenues of approximately $344,000.

      Our office is located at 5401 Forest Drive, Columbia, South
Carolina 29206 and our telephone number is (803) 790-5294.

                                 The Offering
                                 ------------

Securities Offered                             2,170,000 shares of
                                               common stock, 500,000 of
                                               which are being offered
                                               by us and 1,670,000
                                               shares of which are being
                                               offered by the selling
                                               shareholders; See
                                               "Description of Securities"


Common Stock Outstanding, before offering      5,335,000
Common Stock Outstanding, after offering (1)   6,170,000


Proposed OTC Bulletin Board Symbol             USPI


Use of Proceeds                                We will use the proceeds
                                               of any sales of our common
                                               stock for general
                                               corporate purposes.  We
                                               will not receive any
                                               proceeds from the sale of
                                               common stock by our
                                               selling shareholders.  Of
                                               the shares being
                                               registered, 335,000 may be
                                               acquired by the selling
                                               shareholders by exercising
                                               warrants to purchase such
                                               shares from us at a price
                                               of $0.40 per share.  We
                                               will receive proceeds to
                                               the extent that any of the
                                               warrants are exercised and
                                               intend to use the proceeds
                                               from the exercise of any
                                               of the  warrants for
                                               general corporate
                                               purposes.  See "Use of
                                               Proceeds."

Dividend Policy                                We do not intend to pay
                                               dividends on our common stock.
                                               We plan to retain any earnings
                                               for use in the operation
                                               of our business and to fund
                                               future growth.


(1) assumes the exercise of all
335,000 warrants and the sale of all
500,000 shares offered by us.

Risk Factors

	The securities offered by this prospectus are highly speculative and very risky. We have described the material risks that we face within this prospectus. Before you buy, consider the risk factors described and the rest of this prospectus. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. Please refer to "Risks Associated with Forward-looking Statements" on page 10.

                         Summary Financial Information

The following is a summary of our Financial Statements, which are included elsewhere in this prospectus. You should read the following data together with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus as well as with our Financial Statements and the notes therewith.


                                      Year ended
                                       October
                                       31, 2001
                                      ----------





Statement of Operations Data:
Net Sales                             $ 343,584
                                      =========

Gross Profit                          $ 134,298
                                      =========

Net Loss                              $(19,702)
                                      =========







                                        As of
                                       October
                                       31, 2001
                                       --------

Balance Sheet Data
Cash and cash equivalents              $   3,541
Total current assets                   $  83,074
Total assets                           $ 125,809
Total current liabilities              $  55,836
Total stockholders' equity (deficit)   $(16,699)
Total liabilities and
stockholders' equity (deficit)         $ 125,809

                                 RISK FACTORS

     The securities offered are highly speculative. You should purchase them only if you can afford to lose your entire investment in us. You should carefully consider the following risk factors, as well as all other information in this prospectus.

     Certain important factors may affect our actual results and could cause those results to differ significantly from any forward-looking statements made in this prospectus or otherwise made by us or on our behalf. For this purpose, any statements contained in this prospectus that are not statements of historical fact should be considered to be forward-looking statements. Words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," or "continue" or the negatives of those words, identify forward-looking statements. These statements appear in a number of places in this prospectus and include statements as to our intent, belief or expectations. These forward-looking statements are subject to the risks detailed below or elsewhere in this prospectus, or detailed from time to time in our filings with the Securities and Exchange Commission. See "Risks Associated With Forward-Looking Statements" on page 10.

	Investors should assume that, even if not specifically stated within this document, if any of the following risks actually materialize, our business, financial condition or results of future operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

We have limited historical information.
---------------------------------------

        We have limited historical operating and financial data for potential investors to consider in assessing the advisability of an investment in our company or in evaluating us and our prospects. Investors should consider the risks and difficulties frequently encountered by companies like ours that have recently established a new business enterprise. Our prospects must be considered inlight of the risks, expenses and difficulties frequently encountered by new businesses in a competitive industry. Our ability to sell products, and the level of success, if any, we achieve, is difficult to accurately project at this time.

Our management has little experience operating a company such as ours.
----------------------------------------------------------------------

	We were founded in October of 2000 and only entered our market in December of 2000. Management has no proven record of success in establishing and/or running a retail store or in franchising a business concept.

We need to establish our US Patriot brand.
------------------------------------------

	Currently the majority of our sales are to military and law enforcement personnel. We believe that our chosen name, US Patriot, is an asset that, once established, will contribute to the growth of our business. Our business strategy includes using the US Patriot name nationwide. Implementing this strategy requires the commitment of financial resources that we do not presently have.

Our officers and directors are not required to continue as
shareholders and may not continue to maintain an equity interest in the company.
-------------------------------------------------------------------

        We are registering some shares of our common stock that are currently held by our officers and directors. Additionally, there is no requirement that any of our officers and/or directors retain any of their shares of our common stock. Accordingly, there is no assurance that all or any of our officers and/or directors will continue to maintain an equity interest in the company.

We face substantial competition.
--------------------------------

	We face competition from various companies in each product line we offer. One of these competitors in particular, Galls, is very well established and has substantial capital resources. All of the companies which we know serve our markets are larger and have greater capital resources than we do.

Our outstanding warrants may never be exercised.
------------------------------------------------

 	We presently have outstanding warrants to purchase 335,000 shares of our common stock at a price of $0.40 per share. If all of these warrants are exercised we will receive proceeds of $134,000. These funds would be used to expedite execution of our business plan. However, there can be no assurance that any of the holders of our warrants will ever choose to exercise any warrants. In that event we would receive no additional funds from these warrants would likely be forced to seek alternative sources of funding. In the event we are unable to secure additional funding we may be unable to execute our business plan at any set timeframe, or at all.

There has never been a market for our common stock.
---------------------------------------------------

 	Prior to this offering, there has been no public trading market for our common stock and there can be no assurances that a public trading market for the common stock will develop or, if developed, will be sustained. Although we hope to be accepted for quotations on the Over the Counter Bulletin Board, there can be no assurance that a regular trading market will develop for the common stock offered through this prospectus, or, if developed, that it will be maintained.

There is no assurance of future dividends being paid.
-----------------------------------------------------

   	At this time we do not anticipate paying dividends in the future, but instead plan to retain any earnings for use in the operation of our business and to fund future growth. We are under no legal or contractual obligation to declare or to pay dividends, and the timing and amount of any future cash dividends and distributions is at the discretion of our Board of Directors and will depend, among other things, on our future after-tax earnings, operations, capital requirements, borrowing capacity, financial condition and general business conditions.

We do not intend to pay dividends.
----------------------------------

        We have never paid any dividends and do not intend to pay
dividends in the foreseeable future.  It is our present policy to retain all earnings, if any, for use in the development and expansion of our business.
                                       8

You may not be able to buy or sell our stock at will and may lose your entire investment.
----------------------------------------------------------------------

        We are not listed on any stock exchange at this time.   We hope
to become a bulletin board traded company. Company's which trade on the bulletin board are often referred to as "penny stocks" and are subject to various regulations involving certain disclosures to be given to you prior to the purchase of any penny stocks. These disclosures require you to acknowledge you understand the risk associated with buying penny stocks and that you can absorb the entire loss of your investment. Penny stocks are low priced securities that do not have a very high trading volume. Consequently, the price of the stock is volatile and you may not be able to buy or sell the stock when you want.

We may require additional financing and would be detrimentally impacted if we required such funding and were unable to raise it.
-----------------------------------------------------------------------

        At October 31, 2001, we had current assets of $83,074. To assist us in our cash flow requirements we may determine, depending upon the prevailing stock price of our shares, to seek subscriptions from the sale of our securities to private investors, although there can be no assurance that we will be successful in securing any investment from private investors at terms and conditions satisfactory to us, if at all. Based upon our present liquid resources and our present operating expenses, and if we continue generating revenues from operations at their present level, we believe we will be able to maintain our current operations for a minimum of twelve months. If additional funds are required, but cannot be raised, it will have an adverse effect upon our operations. To the extent that additional funds are obtained by the sale of equity securities, our stockholders may sustain significant dilution.

Future sales of our common stock may have a depressive effect upon its price.
----------------------------------------------------------------------

        All 5,335,000 of the currently outstanding shares of common stock were issued at prices lower than the price of the shares of common stock in this offering. With the exception of the 1,335,000 shares of common stock being registered in this Registration Statement for our selling shareholders, these shares are "restricted securities" as that term is defined by Rule 144 of the Securities Act, and in the future, may be sold in compliance with Rule 144 or pursuant to an effective registration statement. Rule 144 allows a person, subject to certain requirements, who has beneficially owned restricted securities for a period of one year to, every three months, sell in brokerage transactions an amount that does not exceed the greater of (1) 1% of the outstanding number of shares of a particular class of such securities or (2) the average weekly trading volume in such securities on all national exchanges and/or reported through the automated quotation system of a registered securities association during the four weeks prior to the filing of a notice of sale by a securities holder. In the future, sales of presently restricted securities may have an adverse effect on the market price of our common stock should a public trading market develop for such shares.

Our shares are "Penny Stocks" which are subject to certain
restrictions that could adversely affect the liquidity of an investment in us.
------------------------------------------------------------

        Our shares are "penny stocks" within the definition of that term contained in Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, which imposes sales practices and disclosure requirements on certain broker-dealers who engage in certain transactions involving penny stocks. These additional sales practices and disclosure requirements could impede the sale of our securities, including securities purchased herein, in the secondary market. In addition, the liquidity for our securities may be adversely affected, with related adverse effects on the price of our securities.

Under the penny stock regulations, a broker-dealer selling penny stocks to anyone other than an established customer or "accredited investor" (generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. In addition, unless the broker-dealer or the transaction is otherwise exempt, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the Registered Representative and current quotations for the securities. A broker-dealer is additionally required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

Risks associated with forward looking statements.
-------------------------------------------------

	This prospectus contains certain forward-looking statements regarding management's plans and objectives for future operations, including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this prospectus include or relate to:

	(1) 	our ability to obtain a meaningful degree of consumer
acceptance for our products now and in the future,
        (2) our ability to market our products at competitive prices now and in the future,
	(3) 	our ability to maintain brand-name recognition for our
products now and in the future,
	(4) 	our ability to maintain an effective distributors network,
	(5) 	our success in forecasting demand for our services now and
in the future,
	(6) 	our ability to maintain pricing and thereby maintain
adequate profit margins,
	(7) 	our ability to achieve adequate intellectual property
protection and
	(8) 	our ability to obtain and retain sufficient capital for
future operations.

                                USE OF PROCEEDS

	We will use any proceeds raised from the sale of securities we are offering for general corporate purposes.

        We will not receive any proceeds from the sale of securities being offered by our selling shareholders.

        We will receive proceeds to the extent that any holder of a warrant decides to exercise such warrant and intend to use the proceeds from the exercise of any of the 335,000 warrants for working capital and for general corporate purposes; however, there can be no assurance that all or any portion of these shares will be sold. If all of the 335,000 warrants are exercised at $0.40, we will receive gross proceeds of $134,000.

        We expect to incur expenses of approximately $60,000 in connection with the registration of the shares.


                        DETERMINATION OF OFFERING PRICE

        Prior to this offering, there has been no market for our common stock. The offering price of the shares was arbitrarily determined and bears no relationship to assets, book value, net worth, earnings, actual results of operations, or any other established investment criteria. Among the factors considered in determining the price were our historical sales levels, estimates of our prospects, the background and capital contributions of management, the degree of control which the current shareholders desired to retain, current conditions of the securities markets and other information.


                                DIVIDEND POLICY

	It is our present policy not to pay cash dividends and to retain future earnings for use in the operations of the business and to fund future growth. Any payment of cash dividends in the future will be dependent upon the amount of funds legally available, our earnings, financial condition, capital requirements and other factors that the Board of Directors may think are relevant.

                                    DILUTION

        Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding. Our net tangible book value at October 31, 2001 was $(16,699), or $(0.003) per share of common stock. On November 20, 2001, the Company issued 335,000 shares for $0.02 per share, increasing the net tangible book value by $6,700, or $.001 per share, to $(0.002) per share. Dilution per share represents the difference between the offering price of $0.50 per share and the net tangible book value per share of common stock, as adjusted, subsequent to this offering.

        After giving effect to the completion of the offering and after deducting offering expenses estimated to be $60,000, our pro forma net tangible book value will be $180,001, or $0.031 per share assuming the sale of all 500,000 shares being offered by the Company. This represents an immediate increase in pro forma net tangible book value of $0.033 per share to existing stockholders and an immediate dilution of $0.467 per share, or approximately 93.4% of the offering price, to investors purchasing shares of common stock in the offering.

Public offering Price per share                             $  0.50
Net Tangible Book Value per share before offering           $(0.002)
Increase Per Share attributable to sale of these shares     $ 0.033
Pro-Forma Net Tangible Book Value after offering            $ 0.031
Dilution per share to Public Investors                      $ 0.469

        The following table summarizes as of December 31, 2001, the number of shares purchased as a percentage of our total outstanding shares, the aggregate amount paid for such shares, the aggregate amount paid figured as a percentage of the total amount paid, and the average amount paid per share for such shares (see "Certain Transactions" for a description of these transactions). For purposes of this table, the sale to the public of these shares, is assumed to have taken place on December 31, 2001.

                                   Shares Purchased         Total Consideration Paid           Average Price
                                 Number      Percent       Amount                Percent         per Share
                              ----------    ----------    ---------             ---------      -------------
Existing Shareholders          5,335,000       91.43%     $  17,700               6.61%        	$0.0033
New Investors                    500,000        8.57%     $ 250,000              93.39%         $0.50
                               ---------      -------     ---------              ------         -------
Total                          5,835,000      100.0%      $ 267,700              100.0%         $0.0459

        The following table sets forth the estimated net tangible book value ("NTBV") per share after the offering (less offering expenses of $60,000) and the dilution to persons purchasing shares based upon various levels of sales of the shares being achieved:

Shares outstanding prior to offering:  5,335,000

Total shares offered                       500,000         500,000         500,000         500,000
Shares sold                                125,000         250,000         375,000         500,000
Public offering price                        $0.50           $0.50           $0.50           $0.50

Per share increase attributable to
new investors                           $   0.000        $  0.012        $  0.022        $  0.033
NTBV per share prior to offering        $  (0.002)       $ (0.002)       $ (0.002)       $ (0.002)
                                        ----------       ---------       ---------       ---------
Post offering pro forma NTBV per share   $ (0.002)       $  0.010        $  0.020        $  0.031

Dilution to new investors                $   0.50        $   0.49        $   0.48        $  0.469
Percent of dilution of the offering
price                                       100.0%          98.0%           96.0%           93.8%

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATION

        The following is a discussion of our results of operations and our liquidity and capital resources. To the extent that our analysis contains statements that are not of a historical nature, these statements are forward-looking statements, which involve risks and uncertainties. See "Risks Associated With Forward Looking Statements". The following should be read in conjunction with our Financial Statements and the related notes included elsewhere in this prospectus.

Overview

	US Patriot was incorporated in the state of South Carolina in 2000. We currently operate one company store, and intend to establish franchises nationwide supported by our management and distribution company. By partnering with our franchisees in a relationship that will maximize everyone's investment, we are committed to providing our franchisees with a quality, competitively priced range of products for their resale. We believe that growth will occur through our company owned stores as well as franchises.

Results and Plan of Operations
------------------------------

        For the year ended October 31, 2001 we achieved $343,584 in net sales. This compares to having achieved no net sales during the period from inception (October 2, 2000) through October 31, 2000.
During that prior period we were solely in the development stage and had not opened our store. During the year ended October 31, 2001 we incurred $209,286 as our cost of sales, compared to no cost of sales during the period from inception through October 31, 2000. Selling, general and administrative expenses totaled $151,512 during the year ended October 31, 2001 compared to $3,747 during the period from inception through October 31, 2000. This increase of $147,765 was the result of our store opening on December 26, 2000 and having approximately ten months of operations compared to a period of less than one month and no operations. Our net loss for the year ended October 31, 2001 totaled $19,702, compared to a net loss of $2,997 for the period ended October 31, 2000. This increase of $16,705 was primarily a result of having approximately ten months of operations compared to a period of less than one month.

        Management believes even if we are unsuccessful in selling any of the shares of common stock offered by this prospectus, we will be able to satisfy our cash requirements for at least the next 12 months.
Fully executing our business plan beyond the present stage and opening additional stores, however, will increase our cash needs and monthly burn rate and we will not be able to begin such execution until we have raised substantial additional resources or begun generating greater sales through our existing store.

        We do not anticipate that there will be any significant changes in the number of employees or expenditures from what is discussed in this prospectus. There can be no assurance, however, that conditions will not change forcing us to make changes to any of our plan of operations or business strategies.

Liquidity and Capital Resources
-------------------------------

        While at this time, our current liabilities are mainly comprised of current maturities of long term obligations, there can be no assurance that current liabilities will continue to be less than our current assets. Our business expansion will require significant capital resources that may be funded through the sale of our common stock, the issuance of notes payable or other debt arrangements that may affect our debt and capital structure.

        As of October 31, 2001 we have spent a total of $151,512 in selling, general and administrative expenses. For the year ended October 31, 2001 our funds have primarily been generated by sales of products. Additionally, between October 2, 2000 and June 1, 2001 our President loaned us $24,482. These advances were formalized in a note agreement with us on June 1, 2001. The note was issued as a 5-year term loan that does not bear interest and requires two payments of principal per year, beginning on December 31, 2002.

        On November 30, 2000 we entered into a 5-year installment loan agreement with a financial institution to borrow $100,000 for the purpose of purchasing inventory and equipment. The loan bears interest at the institution's prime rate plus 1%, which was 6% at October 31, 2001. The note is payable in 60 monthly principal and interest payments of $2,156. Inventory, accounts receivable, furniture and fixtures, equipment, and stockholder's real property serve as collateral for the loan.

        On October 15, 2001 we entered into a one-year installment loan of $12,500 with a financial institution to purchase equipment. The note bears interest at the institution's prime rate plus 1%, which was 6% at October 31, 2001. The note is payable in 12 monthly principal and interest payments of $1,092. The equipment serves as collateral for the loan.

        We also raised $6,700 through a Regulation D private placement in November of 2001.

        Management believes even if we are unsuccessful in selling any of the shares of common stock offered by this prospectus, we will be able to satisfy our cash requirements for at least the next 12 months.
Funds raised through this offering will allow us to expedite our business plan faster.

Forward Looking Statements

        Certain statements in this report are forward-looking statements within the meaning of the federal securities laws. Although the Company believes that the expectations reflected in its forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, changes in market demand, changing interest rates, adverse weather conditions that reduce sales at distributors, the risk of assembly and manufacturing plant shutdowns due to storms or other factors, and the impact of marketing and cost-management programs.

Recent Accounting Pronouncements

        In 2000, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 101 - Revenue Recognition in Financial Statements. This statement addresses the timing of revenue recognition. Management believes that they have appropriately recognized revenue in accordance with the criteria set forth in the statement.

        In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141- Business Combinations. This FASB addresses accounting and reporting for all business combinations and defines the purchase method as the only acceptable method. This statement is effective for all business combinations initiated after June 30, 2001.

        In June 2001, the FASB issued SFAS No. 142 - Goodwill and Other Intangible Assets. This SFAS addresses how goodwill and other intangible assets should be accounted for at their acquisition (except for those acquired in a business combination) and after they have been
initially recognized in the financial statements.    The statement is
effective for all fiscal years beginning after December 15, 2001. The impact of this SFAS will not be material to the Company's financial statements.

        In August 2001, the FASB issued SFAS No. 144 - Accounting for the Impairment or Disposal of Long-Lived Assets. This SFAS supercedes prior pronouncements associated with impairment or disposal of long-lived assets. The SFAS establishes methodologies for assessing impairment of long-lived assets, including assets to be disposed of by sale or by other means. This statement is effective for all fiscal years beginning after December 15, 2001. This SFAS is not expected to have a material impact on the Company's financial position.

        Additional accounting standards that have been issued or proposed by the FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

                                    BUSINESS

GENERAL

        US Patriot Inc. is an owner and potential franchiser of retail stores that sells, distributes, tailors and services military and law enforcement related clothing, uniforms, gear and associated soft goods. We currently operate one company store, and intend to establish franchises nationwide supported by our management and distribution company. We intend to partner with our franchisees in a relationship that will maximize everyone's investment. We are committed to providing our franchisees with a quality, competitively priced range of products for their resale. A strategy of serving both the private and public sectors will provide stability for all levels of the organization.


INDUSTRY OVERVIEW

        We believe that the market for military and law enforcement related products offers a tremendous opportunity. It encompasses individuals, private companies and organizations, and a large part of the public sector, at all levels of government. Select, targeted marketing of select product lines towards specific segments is a key to our gaining immediate penetration. We also believe that the market is very favorable for franchise opportunities of this type.

        Market Segmentation
        -------------------

        The military gear market appeals to a wide spectrum of the population, with little geographic boundaries. While sales of military gear are higher in the South and near major military installations, there are veterans and patriotic Americans in every town of our country. In urban markets military gear can be stylish while in the rural areas it is a part of everyday life due to its functionality and durability. There is even some crossover with law enforcement requiring military type clothing and gear in many applications. Individuals use the clothing, cold weather gear and outdoor equipment for camping and other outdoor recreation. Organizations ranging from the Boy Scouts to church groups to high school ROTC units also use the clothing and equipment. Military videos, books and gifts are popular among numerous demographic sub-groups and income brackets, from history buffs to children.

        Law enforcement uniform and equipment products are geared to soft goods such as clothing, tactical gear and web gear. Officials and personnel of agencies from the local to state level wear uniforms and accessories daily in the execution of their jobs. Local police, sheriff's departments, state agents, paramedics and others in these professions require large quantities of uniforms and accessories as they are an integral part of their job.

        Private security companies are a growing industry in this country, and they are becoming more professional and sophisticated in their uniforms and equipment. As the need for security grows, and more companies and organizations are sub-contracting this task, numerous private firms have been founded. They are a growing market and represent one of our targets.

        Miscellaneous uniforms are required for other functions, including restaurant and hospital functions. Depending on a local franchisees market, these lines will be available to them to target these sectors also. Smaller demand uniforms are also available for nationwide organizations such as the Civil Air Patrol, Coast Guard Auxiliary and other official functions.

        Industry Analysis
        -----------------

        The industry for retail and end user sales of both military and law enforcement type equipment is highly fragmented and locally oriented. We are offering what we believe to be a unique franchise concept and also a unique retail concept designed with the local partners' flexibility and effectiveness in consideration. We have the opportunity to build our company through franchisees, or alternatively, particularly in the law enforcement and uniform market, to grow the company owned store division through acquisitions. Select acquisitions could potentially immediately bolster our revenue and allow us to take advantage of economies of scale as a larger organization.

        By offering the two revenue streams under one roof with the franchises, we give the franchisees a broader base from which to operate with two related but distinct markets. This allows the franchisees to enter smaller markets that would support each revenue stream independently. On the uniform side of the business there is generally one uniform supplier for a particular region and our format would allow the franchisee to compete with the existing outlet and still fall back on the complementing revenue stream for stability. Management believes that they would also be fairly well protected or positioned in the smaller markets, since there would be less opportunity for a third player in small and mid-size markets.

        In larger markets the two revenue streams could stand independently and may in fact need to in select situations. This will be evaluated in the market studies undertaken for franchisees in these areas. Additionally, some markets would require the establishment of more than one US Patriot location. Franchisees would have a protected radius and market and existing franchisees will have be granted a right of first refusal to open new locations in fragmented markets.
In some lucrative trade areas franchisees may be required to open more than one location to ensure complete market coverage and to also limit the markets appeal to local, upstart competitors.

COMPANY OVERVIEW

        We were incorporated in South Carolina in October 2000 and are based in Columbia, South Carolina. We sell, distribute, tailor and service military and law enforcement clothing, gear and related equipment. We currently sell through our one existing retail store in Columbia, and plan to expand into law enforcement, correction and security uniforms and soft goods through the establishment of a new retail store, also located in Columbia, and then subsequently through franchising. We will serve as the distributor and wholesale supplier to franchisees for these products.

        Our sole currently operating store is located in Columbia, near Fort Jackson, one of the United States Army's largest training posts. This store sells new military equipment, clothing and gear to soldiers, law enforcement, security personnel, Emergency Medical
Technicians (EMT), hunters and other civilians. Established in December 2000, this store achieved net sales of $343,584 during the year ended October 31, 2001.

        In the future, we intend to establish Patriot Uniform Company as a wholly owned subsidiary of ours, providing uniform services to local and state level law enforcement, corrections, fire, security, EMTs, and private organizations. Because of its proximity to Fort Jackson, this location will also carry Army dress and formal uniforms. All required uniforms, boots and soft goods will be stocked and alterations will also be available. Professionals in these fields are provided either a set number of uniforms annually, or are given a clothing allowance by their sponsoring organizations. Sales opportunities are through the public bid process and through individual sales. Marketing is easily targeted at these professional fields. Currently one supplier, located in Columbia, dominates the South Carolina market. While they are established and well known, we believe that we are better positioned to provide a higher level of service.

        Coinciding with the establishment of Patriot Uniform Company will be the beginning of our franchise division. The appearance and success of our current Columbia store has generated numerous inquiries regarding franchise opportunities. Our franchisees will receive a license to operate a store in their respective territories combining our two revenue streams in one location. Their stores will sell new military related clothing and gear and also professional uniforms.
The combined venues will provide a related, though distinctly separate and substantial sales base for the success of the franchises.
Franchisees will benefit from the market research and sales data generated from the company owned stores. For their initial fee the franchises will receive a turnkey store set-up, including retail point of sales system, market study, site selection, store layout, management procedures and ongoing management support. A key piece of our strategy is to remain on the same team as the franchisees, both working towards maximum profitability together. In this context, the parent company receives no percentage royalty payment or commission from franchisees. The profits they earn are theirs. Our primary source of income as the franchiser is through the wholesale distribution of merchandise to the franchisees. We will warehouse adequate inventory to supply the franchisees their inventory, an inventory that can be held at lower levels for greater cost effectiveness since the parent company will maintain inventory and push it forward to the stores as needed. By warehousing it ourselves we control the distribution for greater efficiency. We also assume the responsibility to supply the franchisees at competitive prices.
As we grow we will increase our buying power and lower our product acquisition costs, thus increasing our revenue stream while maintaining competitive pricing for the franchisees.

     Objectives
     ----------

        Our main objectives are as follows:

     1. To develop and create a national chain of franchisees under the name US Patriot, selling military related clothing, gear and gifts in conjunction with law enforcement and other related professional uniforms.

     2. To create the systems and foundation of a management and distribution company to support selling franchises in 2002.

     3. To establish Patriot Uniform Company in a retail location serving the Columbia, South Carolina region in 2002.

     4. To forge strategic alliances to guarantee adequate, quality sources of inventory items.

     Keys to success
     ---------------

     We believe that the keys to success for US Patriot, Inc. are:

     1. Successful development of a franchise sales and support system to maximize returns for all parties involved.

     2. Targeted marketing efforts with our franchisees to ensure immediate market penetration.

     3. The establishments of strategic public and private sector alliances to expand our product lines ensure product quality and maximize sales.

     4. The successful management of the company's two retail stores for product testing and development, cash flow and market research.

     5. The establishment of an Internet presence, coordinated with specific targeted catalogs and mailings to solidify the companies market presence and reputation.

Products and Services

        We provide military and law enforcement clothing, gear, equipment and related soft goods for retail sale through our company stores, and intend to provide these in the future through franchises and bid opportunities. Products are acquired and warehoused in Columbia, SC for distribution. Military gear can be tailored for the franchisees in regard to their geographic location and law enforcement related uniforms are selected based on local preferences. By serving a diverse client base our company is able to make a range of products available through corporate or the franchisees. As we grow we will consider producing some items internally, including screen-printing and embroidery.

Products and Service Description

        Through our store in the Columbia, SC market, we sell military and related equipment, clothing and uniforms with a direct focus. Located outside of Fort Jackson, SC, a major Army training post, the inventory is geared to Army needs. Based on local demographics and market characteristics, the franchisees inventory would be customized for their maximum profitability. The inventory falls into two distinct classes as follows:

     1. Military Gear: This includes military clothing, boots, gifts and other related products. We plan for our stores to be substitutes for the traditional Army-Navy stores that sold used surplus items. All of our products are new. From military cold weather gear to flashlights, the quality and standard of military gear is tested and known throughout the country. This product line will be one of the two major income streams for the franchisees.

     2. Law Enforcement, Corrections, Security and other related professional uniforms: We are introducing this product line in the Columbia, SC market. While this market will sustain these separate, though related, product lines under two roofs the plan is for franchisees to put both lines in one location. We will offer the uniformed professional a single source for a variety of uniforms and accessories, from hats to boots to badges. While a particular geographic area may use a certain type of uniform, the design and production of a corporate catalog would allow us to show them the different uniform options available.

STRATEGY

	General
        -------

        Our strategy is to make our new military and law enforcement products available nationally through a network of franchise or company owned outlets. By carrying two separate though related product lines, we and our franchisees will have a broader foundation for sales. We will warehouse and distribute products to the franchisees with product selection based on their unique market situations. We will also own and operate two stores in the Columbia, SC market, one for military clothing and equipment and the other for law enforcement and related uniforms and gear. By supporting our stores and those of the franchisees with product we believe that we will gain volume buying power and national exposure. This will in turn support our planned Internet presence and catalog sales. In time we will seek to gain control of production of certain goods and products.

        Marketing Strategy
        ------------------

        Our marketing strategy is geared towards establishing regional franchises first then expanding outward from there. While we already have several prospective franchisees in our current region, we will identify specific markets for initial franchise locations then begin our search through shows, business brokers and local advertising.
This approach should give us locations that are in closer proximity and better known in order to refine our strategy and establish our logistic support.

        Product marketing varies on the inventory items and the markets served. Law Enforcement and related professions will be targeted with direct mail, target catalog and specific promotions. Military clothing and gear apply to military, veterans and civilians.
Marketing guidance for franchisees will be geared to their markets to include advertising, special promotions and other events. As we find effective advertising for the company stores, this information, as well as other data generated from company stores, will be made available for the franchisees benefit.

        The other marketing strategy is focused on Internet and target catalog sales. This tool will be used for both retail sales and assisting wholesale accounts with their sale efforts adding another dimension to our efforts to maximize franchisee sales and profits.

        Pricing Strategy
        ----------------

        Our pricing strategy for the franchisee's fees is dictated by several factors. It is higher than many due to our unique structure where we act as the wholesaler to the franchisees in lieu of royalties from their sales. With a proposed franchise fee of $40,000 we can devote considerable resources to the franchisee's start-up efforts, as well as generate cash flow for the company to support warehousing operations.

        Pricing of the wholesale inventory items to the franchisees is dependent on market rates for similar products from other manufacturers and wholesalers. This is a major part of our commitment to the franchisees, to supply them their inventory at market pricing. These require us to better source and negotiate supplier agreements to make our profit at the wholesale level. An additional benefit of this is that the cost of goods sold for the company owned stores will be lowered correspondingly.

        Sales Strategy
        --------------

        The sales strategy for franchise development for US Patriot revolves around identifying target markets and seeking franchisees directly through advertisement, shows and other local efforts. Included will be providing information to the various military services retirement and separations offices, which assist exiting personnel with career selection and development. Our personnel plan includes hiring an experienced sales manager to serve as Director of Business Development. This individual will be responsible for closing sales of franchises.

        Product sales will be through our inside sales department. We will be able to execute wholesale sales through the Internet, fax or telephone for franchisees and others. Other retailers that wish to carry our products can purchase from us if they are located outside the respective trade areas of our franchisees.

SUPPLIERS

        We are dedicated to committing significant resources to thoroughly research and source our products. As a part of our commitment to our franchisees to provide their supplies at competitive, market rates, we must continually search out new suppliers and products that will maintain our reputation for quality, but also for allowing greater wholesale margins. It will be up to us to negotiate deals with major suppliers to ensure adequate supply, quality of workmanship and also favorable pricing to maximize internal wholesale profits.

        As we grow, we believe that new opportunities for expansion and product development will surface. We will maintain a vigil for these opportunities at the right times to bring production under our control of certain items and products. A prime example here is screen-printing and embroidery. As our need for these types of products increases we believe we will be able to enter this market in a way that also allows us to contract out excess capacity.

        Our inventory comes from a variety of manufacturers and distributors across the country. We have made a commitment to carry high quality goods and products and a part of this is emphasizing "Made in the USA". While not an absolute, this is a guidance policy for the company. When selling military clothing and gear, we offer two price points for our franchisees and guide them accordingly for their particular market. The first, higher price point is for products carrying the military National Stock Number, made in the USA, and with exceptional quality assurances. The second, lower price point is for similar products produced overseas. In some markets the franchisee may be best served carrying the lower priced goods in their store. We anticipate hiring one full time purchasing agent for the company to work with these vendors within the next twelve months.

COMPETITION

        Our management believes that we offer a unique concept when examined as a total package. In many markets the older Army-Navy surplus stores are folding. Surplus is getting more difficult to acquire and the age and image of the older stores is one of a dark, dusty cavern type store. Our stores bring new military type clothing and gear to these markets, in a bright, modern setting. For the uniform products, one major uniform supplier, usually with minimal competition, generally dominates each region. This has traditionally been a limited market business and has had a high cost of entry. With the growth in professional law enforcement and related fields, this market has experienced rapid growth. Public bid opportunities combined with personal spending in these fields make it a viable product line. With the establishment of a corporate warehouse and inventory, our franchisees would be able to minimize their investment while having the product lines at their easy access.

        We know of no companies currently offering franchise opportunities for these types of products. Neither principle product line nor industry has seen significant consolidation. This opens the door for our franchisees to enter these local markets and succeed. Our company owned stores have limited competition in their market and even though there is limited local competition, our concept, approach and service has distinguished our stores for immediate market penetration.

        There are two catalog companies with several retail stores with whom we would compete in the mail order business and in the local trade areas in which they have stores. US Cavalry has a tremendous catalog and Internet presence with two retail locations near major
Army installations. Additionally, Ranger Joe's of Columbus, GA has two retail stores in Georgia and a catalog geared towards field operations equipment. Their customer service is good and they have a loyal following in the Army community. Both of these entities, have substantially greater revenue, financial and other resources than we do.

        Additionally, there are several catalog companies geared towards outdoorsmen and hunters with whom we overlap to a certain extent for some of the military related clothing and gear. Additionally there is Gall's, a law enforcement catalog. On the Internet there are literally hundreds of virtual storefronts, though these are not major players and their numbers are decreasing as the Internet retailer shakeout is currently underway.

        In the wholesale arena there are several companies in the country who sell military and law enforcement related equipment. We would be competing with them as we wholesale to retailers outside of our franchisees' trade areas though our primary focus is to supply our chain of franchisees.

LEGAL PROCEEDINGS

	As of the date of this prospectus, we are not a party to any legal proceedings.

EMPLOYEES

	As of the date of this prospectus we have 3 full-time employees, including 2 in sales and 1 in administration. We presently have no labor union contract between us and any union and we do not anticipate unionization of our personnel in the foreseeable future. From time to time, we hire part time employees, ranging from a minimum of 4 to a maximum of 12.

DESCRIPTION OF PROPERTY

Our principal facility is a 3,500 square foot facility located at 5401 Forest Drive, Columbia South Carolina. We lease this facility through September 30, 2004 at $3,175 per month.


CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND/FINANCIAL DISCLOSURE.

	We have had no disagreements with our accountants on accounting and financial disclosure.

                                   MANAGEMENT

Directors and Executive Officers

        Our directors, executive officers and key employees are as follows:

Name:                 Age             Position                Director since
----------------------------------------------------------------------------

Phillips N. Dee       36        President and Chairman            2000

Scott Massey          31                Director                  2000

Phil Dee, President and Chairman of the Board of Directors. Mr. Dee has served as our President and Chairman since inception and has spent the past ten years creating new business ventures for others and himself. As the Market Research Analyst for a northern real estate investment group he gained valuable experience in investment strategies. Additionally, he worked as Corporate Marketing Director for Crowder Construction Company of Charlotte, NC, directing the marketing efforts for five divisions in three states. He gained valuable leadership development while serving as an Armor Officer with the United States Army. He has also built several successful small businesses, both retail and manufacturing/distribution. From 1995 through 1998 he served as an Army officer. Upon leaving the active Army, from October 1998 through October 2000, Mr. Dee founded and managed Big Sky Ice Company in Charlotte, NC. In October of 2000 he sold Big Sky Ice and founded US Patriot Inc. He holds a MA in Economic Geography and BA in Geography from University of North Carolina.

Scott Massey, Director.   Mr. Massey is a key strategist in guiding
the growth of the company. From 1992 to 1998 he was an officer with the United States Army, commissioned into the Armor Corps and serving as a combat unit commander in both Europe and the United States. Upon leaving the active Army in 1998 he worked with MITEK, a subsidiary of
Johnson & Johnson, as a regional sales representative.   After
spending October 2000 until October 2001 with Morgan Stanley as a investment banker, he again works with MITEK. He holds a BA in History from The Citadel.

Directors' Remuneration

        Our directors are presently not compensated for serving on the board of directors.


Executive Compensation

Employment Agreements

        We have not entered into any employment agreements.

Summary Compensation Table

	The following table sets forth the total compensation paid to or accrued for the period from inception through October 31, 2001 to our President.

Annual Compensation

                                                           Other       Restricted      Securities                     All
     Name and              Inception                       Annual        Stock         Underlying        LTIP        Other
Principal Position          through    Salary   Bonus   Compensation     Awards         Options        Payouts    Compensation
------------------         ---------   ------   -----   ------------   ----------      ----------      -------    ------------
Phillips N. Dee,            October    $23,500    -           -             -               -             -             -
President                   31, 2001

Stock Option Grants in the past fiscal year

We have not issued any grants of stock options in the past fiscal year.

                             PRINCIPAL SHAREHOLDERS

        The following table sets forth information regarding beneficial ownership of our common stock as of the date of this prospectus and as adjusted to reflect the sale of all 2,170,000 shares which may potentially be sold in connection with this registration statement, by
(i) those shareholders known to be the beneficial owners of more than five percent of the voting power of our outstanding capital stock,
(ii) each director, and (iii) all executive officers and directors as a group:

                          Number of        Percent         Percent
Name and Address of        Shares          Before           After
Beneficial Owner           Owned           Offering       Offering <F1>
----------------           -----           --------       -------------

Phillips N. Dee           2,000,000         37.49%           28.36%
C/O US Patriot, Inc.

Scott Massey              2,000,000         37.49%           28.36%
C/O US Patriot

Jim Dodrill               1,000,000         18.74%            8.10%
3360 NW 53rd Circle
Boca Raton, FL  33496
2,000,000


All Directors and         4,000,000         74.98%           56.72%
Officers as a Group
(2 Persons)


_____________
* Less than 1%

<F1> Assumes the exercise of all warrants and the sale of all shares offered hereunder.

                            SELLING SHAREHOLDERS

The following table sets forth certain information with respect to the ownership of our common stock by selling shareholders as of January 14, 2002. Unless otherwise indicated, none of the selling shareholders has or had a position, office or other material relationship with us within the past three years.

                          Ownership of Shares            Number of       Ownership of shares of
                        of Common Stock Prior to          Shares           Common Stock After
                              Offering                   Offered                 Offering
                              --------                   -------                 --------
selling shareholder   Shares<F1>    Percentage           Hereby              Shares          Percentage
                      ----------    ----------           ------              ------          ----------
Phillips N. Dee<F2>    2,000,000        37.49            250,000             1,750,000          28.36%
Scott Massey<F3>       2,000,000        37.49            250,000             1,750,000          28.36%
Jim Dodrill            1,000,000        18.74            500,000               500,000           8.10%
William Bauer<F4>         50,000            *             50,000                     0               *
Peggy Bauer<F4>           50,000            *             50,000                     0               *
Greggory Colegrove<F4>    50,000            *             50,000                     0               *
Jeffrey Colegrove<F4>     50,000            *             50,000                     0               *
James Foxworthy<F4>       50,000            *             50,000                     0               *
Melissa Foxworthy<F4>     50,000            *             50,000                     0               *
Judith Cooper<F5>         25,000            *             25,000                     0               *
Larry Higgins<F5>         25,000            *             25,000                     0               *
D.T. Kimble<F5>           25,000            *             25,000                     0               *
Kay Kimble<F5>            25,000            *             25,000                     0               *
Ania Kwalik<F5>           25,000            *             25,000                     0               *
Albert Massey<F5>         25,000            *             25,000                     0               *
Diane Massey<F5>          25,000            *             25,000                     0               *
Richard Weinacker<F5>     25,000            *             25,000                     0               *
Bruce West<F6>            15,000            *             15,000                     0               *
Pamela West<F6>           15,000            *             15,000                     0               *
Pete Baldwin<F7>          10,000            *             10,000                     0               *
Sandra Dee<F7>            10,000            *             10,000                     0               *
Gordon English<F7>        10,000            *             10,000                     0               *
David Gable<F7>           10,000            *             10,000                     0               *
Harry Hunter<F7>          10,000            *             10,000                     0               *
Brenda Jellicorse<F7>     10,000            *             10,000                     0               *
Steve Jellicorse<F7>      10,000            *             10,000                     0               *
Jean Jones<F7>            10,000            *             10,000                     0               *
Mike Jones<F7>            10,000            *             10,000                     0               *
Bert Kemp<F7>             10,000            *             10,000                     0               *
Kristy Massey<F7>         10,000            *             10,000                     0               *
Angela Post<F7>           10,000            *             10,000                     0               *
James Post<F7>            10,000            *             10,000                     0               *
Jim Winders<F7>           10,000            *             10,000                     0               *


Total                  5,670,000                       1,670,000             4,000,000
_______________________

* Indicates less than 1%

<F1>
Assumes that all warrants are exercised and all shares are sold pursuant to this offering and that no other shares of common stock are acquired or disposed of by the selling shareholders prior to the termination of this offering. Because the selling shareholders may sell all, some or none of their shares or may acquire or dispose of other shares of common stock, no reliable estimate can be made of the aggregate number of shares that will be sold pursuant to this offering or the number or percentage of shares of common stock that each shareholder will own upon completion of this offering.


                                       27



<F2>
Mr. Dee is our President and Chairman of the Board of Directors.
<F3>
Mr. Massey is currently one of our directors.
<F4>
Includes warrants to purchase 25,000 shares of common stock that may be acquired at an exercise price of $0.40 per share commencing 90 days following the date of this prospectus.
<F5>
Includes warrants to purchase 12,500 shares of common stock that may be acquired at an exercise price of $0.40 per share commencing 90 days following the date of this prospectus.
<F6>
Includes warrants to purchase 7,500 shares of common stock that may be acquired at an exercise price of $0.40 per share commencing 90 days following the date of this prospectus.
<F7>
Includes warrants to purchase 5,000 shares of common stock that may be acquired at an exercise price of $0.40 per share commencing 90 days following the date of this prospectus.

                            DESCRIPTION OF SECURITIES

General

        Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $.0001 per share. As of the date of this prospectus, 5,335,000 shares of common stock and no shares of preferred stock were outstanding. We presently act as the transfer agent for our common stock but anticipate that in the future we will use Computershare Trust Company of Denver, CO as our transfer agent.

Common Stock

        We are authorized to issue 100,000,000 shares of our common stock, $0.0001 par value, of which 5,335,000 shares are issued and outstanding as of the date of this prospectus. Except as provided by law or our certificate of incorporation with respect to voting by class or series, holders of common stock are entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

        Subject to any prior rights to receive dividends to which the holders of shares of any series of the preferred stock may be entitled, the holders of shares of common stock will be entitled to receive dividends, if and when declared payable from time to time by the board of directors, from funds legally available for payment of dividends. Upon our liquidation or dissolution, holders of shares of common stock will be entitled to share proportionally in all assets available for distribution to such holders.

Preferred Stock

	The board of directors has the authority, without further action by our shareholders, to issue up to 20,000,000 shares of preferred stock, par value $.0001 per share, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. No shares of preferred stock are currently issued and outstanding. The issuance of preferred stock could adversely affect the voting power of holders of common stock and could have the effect of delaying, deferring or preventing a change of our control.

Warrants

	Certain shares of common stock offered by US Patriot on November 20, 2001 had warrants attached. We presently have 335,000 warrants outstanding. Each warrant entitles the holder thereof to purchase one share of common stock at a price per share of $0.40 beginning 90 days following the effectiveness of this registration statement and ending on November 20, 2004. Each unexercised warrant is redeemable by us at a redemption price of $0.001 per warrant at any time, upon 30 days written notice to holders thereof, if (a) our common stock is traded on the Over the Counter Bulletin Board and (b) the Market Price
(defined as the average closing bid price for twenty (20) consecutive trading days) equals or exceed 120% of the exercise price.

	Pursuant to applicable federal and state securities laws, in the event a current prospectus is not available, the warrant holders may be precluded from exercising the warrants and we would be precluded from redeeming the warrants. There can be no assurance that we will not be prevented by financial or other considerations from maintaining a current prospectus. Any warrant holder who does not exercise prior to the redemption date, as set forth in our notice of redemption, will forfeit the right to purchase the common stock underlying the warrants, and after the redemption date or upon conclusion of the exercise period, any outstanding warrants will become void and be of no further force or effect, unless extended by our Board of Directors.

	The number of shares of common stock that may be purchased with the warrants is subject to adjustment upon the occurrence of certain events, including a dividend distribution to our shareholders or a subdivision, combination or reclassification or our outstanding shares of common stock. The warrants do not confer upon holders any voting or any other rights as our shareholders.

	We may at any time, and from time to time, extend the exercise period of the warrants, provided that written notice of such extension is given to the warrant holders prior to the expiration date then in effect. Also, we may reduce the exercise price of the warrants for limited periods or through the end of the exercise period if deemed appropriate by the Board of Directors. Any extension of the term and/or reduction of the exercise price of the warrants will be subject to compliance with Rule 13e-4 under the Exchange Act including the filing of a Schedule 14E-4. Notice of any extension of the exercise period and/or reduction of the exercise price will be given to the warrant holders. We do not presently contemplate any extension of the exercise period or any reduction in the exercise price of the warrants. The warrants are also subject to price adjustment upon the occurrence of certain events including subdivisions or combinations of our common stock.

Market for Common Equity and Related Stockholder Matters

        There is no established public market for our common stock and we have arbitrarily determined the offering price. Although we hope to be quoted on the OTC Bulletin Board, our common stock is not currently listed or quoted on any quotation service. There can be no assurance that our common stock will ever be quoted on any quotation service or that any market for our stock will ever develop or, if developed, will be sustained.

	As of January 14, 2002, there were 33 shareholders of record of our common stock and a total of 5,335,000 shares outstanding.

                                 INDEMNIFICATION

        Article 11 of our Articles of Incorporation includes certain provisions permitted by the South Caronlina Revised Statutes, which provides for indemnification of directors and officers against certain liabilities. Pursuant to our Articles of Incorporation, our officers and directors are indemnified, to the fullest extent available under South Caronlina Law, against expenses actually and reasonably incurred in connection with threatened, pending or completed proceedings, whether civil, criminal or administrative, to which an officer or director is, was or is threatened to be made a party by reason of the fact that he or she is or was one of our officers, directors, employees or agents. We may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to repay any such amounts if it is later determined that he or she was not entitled to be indemnified by us.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

                              PLAN OF DISTRIBUTION

        The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are then traded or in private transactions at a price of $0.50 per share. The selling stockholders may use any one or more of the following methods when selling shares:

* ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

* block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

* purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

* an exchange distribution in accordance with the rules of the applicable exchange;

*       privately negotiated transactions;

*       a combination of any such methods of sale; and

*       any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and complied with.

        The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

        Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        We will pay all of the expenses incident to the registration, offering and sale of the shares to the public, but will not pay commissions and discounts, if any, of underwriters, broker-dealers or agents, or counsel fees or other expenses of the selling shareholders. We have also agreed to indemnify the selling shareholders and related persons against specified liabilities, including liabilities under the Securities Act.

        We have advised the selling shareholders that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby in this prospectus.

                                 LEGAL MATTERS

        The Law Office of James G. Dodrill II, PA of Boca Raton, Florida will give an opinion for us regarding the validity of the common stock offered in this prospectus.

                                    EXPERTS

        The financial statements as of and for the year ended October 31, 2001 and for the period from inception through October 31, 2000 included in this prospectus have been so included in reliance on the report of Elliott Davis, LLP independent accountants, given on the authority of said firm as certified public accountants.

                       WHERE YOU CAN FIND MORE INFORMATION


	We have filed a registration statement under the Securities Act with respect to the securities offered hereby with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. This prospectus, which is a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Cycle Country Accessories Corp. and the securities offered hereby, reference is made to the registration statement, including all exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N. W., Room 1024, Washington, D. C. 20549, and at its Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 at prescribed rates during regular business hours. You may obtain information on the operation of the public reference facilities by calling the Commission at 1-800-SEC-0330. Also, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commssion at http://www.sec.gov. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in its entirety by such reference. We will provide, without charge upon oral or written request of any person, a copy of any information incorporated by reference herein. Such request should be directed to us at US Patriot, Inc. 5401 Forest Drive, Columbia South Carolina 29206
Attention: Phillips N. Dee, President.

	Following the effectiveness of this registration statement, we will file reports and other information with the Commission. All of such reports and other information may be inspected and copied at the Commission's public reference facilities described above. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. In addition, we intend to make available to our shareholders annual reports, including audited financial statements, unaudited quarterly reports and such other reports as we may determine.

                                US PATRIOT, INC.

                        REPORT ON FINANCIAL STATEMENTS

                              FOR THE YEAR ENDED
                               OCTOBER 31, 2001
                              AND THE PERIOD FROM
                        OCTOBER 2, 2000 (INCEPTION) TO
                               OCTOBER 31, 2000

                               US PATRIOT, INC.
                          COLUMBIA, SOUTH CAROLINA


                                   CONTENTS
                                   --------


                                                                 PAGE
                                                                 ----

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS               F-3

FINANCIAL STATEMENTS
        Balance sheet                                            F-4
        Statements of operations                                 F-5
        Statements of changes in stockholders' equity (deficit)  F-6
        Statements of cash flows                                 F-7

NOTES TO FINANCIAL STATEMENTS                                    F-8 - F-12

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Stockholders
US Patriot, Inc.
Columbia, South Carolina


	We have audited the accompanying balance sheet of US Patriot, Inc. as of October 31, 2001 and the related statements of operations, changes in stockholders' equity and cash flows for the year ended October 31, 2001 and the period from October 2, 2000 (inception) to October 31,
2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

	We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

	In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of US Patriot, Inc. as of October 31, 2001 and the results of its operations, changes in stockholders' equity and its cash flows for the year ended October
31, 2001 and the period from October 2, 2000 (inception) to October 31, 2000 in conformity with accounting principles generally accepted in the United States of America.



Elliott Davis, LLP
November 27, 2001
Columbia, South Carolina

                               US PATRIOT, INC.
                                BALANCE SHEET
                               OCTOBER 31, 2001


                                   ASSETS
                                   ------


CURRENT ASSETS
        Cash and cash equivalents                                    $   3,541
        Accounts receivable                                                930
        Deferred tax asset                                                 879
        Inventories                                                     77,724
                                                                     ----------
                        Total current assets                            83,074
                                                                     ----------

PROPERTY AND EQUIPMENT-
        Net of accumulated depreciation                                 33,882
                                                                     ----------
OTHER ASSETS
        Accrued interest                                                   334
        Deferred tax asset                                               4,830
        Building and utility deposits                                    3,689
                                                                     ----------
                                                                     $ 125,809
                                                                     ==========

               LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)


CURRENT LIABILITIES
        Current portion of notes payable                             $  30,133
        Current portion of capital lease obligation                        602
        Current portion of related party note payable                    4,896
        Accounts payable                                                 4,599
        Accrued expenses                                                13,312
        Sales tax payable                                                2,294
                                                                     ----------
                        Total current liabilities                       55,836
                                                                     ----------

LONG-TERM DEBT
        Notes payable                                                   66,088
        Capital lease obligation                                           998
        Related party note payable                                      19,586
                                                                     ----------
                        Total long-term debt                            86,672
                                                                     ----------

COMMITMENTS AND CONTINGENCIES (NOTE 8)
STOCKHOLDERS' EQUITY (DEFICIT)
        Preferred stock - $.0001 par value;
                 20,000,000 shares authorized; none issued                   -
        Common stock - $.0001 par value;
                 100,000,000 shares authorized; 5,000,000 shares issued    500
        Additional paid-in-capital                                      10,500
        Stock subscription receivable                                   (5,000)
        Accumulated deficit                                            (22,699)
                                                                     ----------
                        Total stockholders' equity (deficit)           (16,699)
                                                                     ----------
                                                                     $ 125,809
                                                                     ==========




See notes to financial statements which are an integral part of this statement.

                                US PATRIOT, INC.
                            STATEMENTS OF OPERATIONS




                                                                 October 2,
                                                  For the           2000
                                                year ended      (inception) to
                                                October 31,       October 31,
                                                   2001             2000
                                                -----------      -------------

NET SALES                                       $ 343,584         $    -

COST OF SALES                                     209,286              -
                                                -----------       ------------
        Gross profit                              134,298              -

 SELLING, GENERAL AND ADMINISTRATIVE EXPENSES     151,512               3,747
                                                -----------       ------------
        Loss from operations                      (17,214)             (3,747)



INTEREST EXPENSE                                   (7,447)             -
                                                -----------       ------------

        Net loss before income tax benefit        (24,661)             (3,747)

INCOME TAX BENEFIT                                  4,959                 750
                                                -----------       ------------
        Net loss                                $ (19,702)        $    (2,997)
                                                ===========       ============

LOSS PER COMMON SHARE                           $     -           $   -
                                                ===========       ============
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING      4,333,333           1,000,000
                                                ===========       ============

See notes to financial statements which are an integral part of this statement.

                                US PATRIOT, INC.
              STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
   For the year ended October 31, 2001 and the period from October 2, 2000
                        (inception) to October 31, 2000

                                                                                                                         Total
                                                                                                                         stock-
                                                                                      Additional     Stock      Accumu-  holder's
                                                    Preferred stock     Common stock   paid-in   subscriptions  lated    equity
                                                    Shares  Dollars   Shares  Dollars  capital     receivable   deficit  (deficit)
                                                    ------  -------   ------  ------- ---------- ------------- --------  ---------
 ISSUANCE OF COMMON STOCK, OCTOBER 2, 2000            -       $-    1,000,000  $100    $   900     $(1,000)   $    -    $     -

        Net loss                                      -        -          -     -        -             -         (2,997)    (2,997)
                                                    ------  -------   ------  ------- ---------- ------------- ---------  ---------


 BALANCE, OCTOBER 31, 2000                            -        -    1,000,000   100        900      (1,000)      (2,997)    (2,997)

         Issuance of common stock, January 2, 2001    -        -    4,000,000   400      9,600      (7,500)         -        2,500

         Stock subscriptions paid, June 1, 2001       -        -          -     -        -           3,500          -        3,500

        Net loss                                      -        -          -     -        -             -        (19,702)   (19,702)
                                                    ------  ------- ---------  ------- ---------- ------------ ---------  ---------

 BALANCE, OCTOBER 31, 2001                            -       $-    5,000,000  $500    $10,500     $(5,000)    $(22,699)  $(16,699)
                                                    ======  ======= =========  ====== =========== ===========  =========  =========


See notes to financial statements which are an integral part of this statement.

                                US PATRIOT, INC.
                             STATEMENTS OF CASH FLOWS


                                                                   October 2,
                                                      For the         2000
                                                     year ended   (inception)
                                                     October 31,  to October
                                                         2001      31, 2000
                                                     -----------  -----------

OPERATING ACTIVITIES
  Net loss                                           $ (19,702)   $   (2,997)
  Adjustments to reconcile net loss to net cash
    used for operating activities
       Depreciation                                      5,332           -
       Deferred taxes                                   (4,959)         (750)
       Professional fees provided in exchange for stock  2,500           -
       Changes in deferred and accrued amounts
          Accounts receivable                             (930)          -
          Inventories                                  (77,724)          -
          Building and utility deposits                    287        (3,976)
          Accrued interest                                (334)          -
          Accounts payable                               4,599           -
          Accrued expenses                              10,402         2,910
          Sales tax payable                              2,294           -
                                                     ----------   -----------

           Net cash used for operating activities      (78,235)       (4,813)
                                                     ----------   -----------

INVESTING ACTIVITIES
  Purchase of property and equipment                   (33,792)       (3,822)
                                                     ----------   -----------

           Net cash used for investing activities      (33,792)       (3,822)
                                                     ----------   -----------

FINANCING ACTIVITIES
  Payment of stock subscription                          3,500           -
  Proceeds from related party note payable              15,847         8,635
  Proceeds from notes payable                          112,500           -
  Principal payments on notes payable                  (16,279)          -
                                                     ----------   -----------

           Net cash provided by financing activities   115,568         8,635
                                                     ----------   -----------

            Increase in cash and cash equivalents        3,541           -

CASH AND CASH EQUIVALENTS

  BEGINNING OF PERIOD                                      -             -
                                                     ----------   -----------

  END OF PERIOD                                         $3,541        $  -
                                                     ==========   ===========
SUPPLEMENTAL CASH FLOW INFORMATION

  Cash paid for:
    Interest                                            $7,447        $  -
                                                     ==========   ===========
NONCASH INVESTING AND FINANCING ACTIVITIES

  Property and equipment acquired through
    capital lease                                       $1,600        $  -
                                                     ==========   ===========

  Stock issued for subscriptions receivable             $7,500        $1,000
                                                     ==========   ===========

See notes to financial statements which are an integral part of this statement.

                                US PATRIOT, INC.
                         NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

    Nature of the operations
    ------------------------

US Patriot, Inc. (the "Company") was incorporated in the State of South Carolina on October 2, 2000. From inception through December 26, 2000, the Company had not yet commenced operations and no revenue was derived. The Company sells, distributes, tailors, and services military and law enforcement clothing, gear and related equipment from a leased retail facility located in Columbia, South Carolina. Accordingly, the Company was considered a development stage enterprise for the period from October 2, 2000 to October 31, 2000.

    Basis of accounting
    -------------------

These financial statements are prepared on the accrual basis of accounting which is in conformity with accounting principles generally accepted in the United States of America.

    Cash and cash equivalents
    -------------------------

The Company considers all liquid, non-equity investments with an original maturity of three months or less to be cash equivalents.

    Inventories
    -----------

Inventories are valued at the lower of cost (determined on first-in, first-out method) or market (net realizable value).

    Property and equipment
    ----------------------

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated life of each asset. The carrying amount of all property and equipment is evaluated periodically to determine if adjustment to the useful life is warranted. Following are the useful lives by asset class:

		Computer equipment	3 years
		Leasehold improvements	3 years
                Sewing equipment        5 years
		Furniture and fixtures	7 years

    Income taxes
    ------------

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable (refundable) for the period and the change during the period in deferred tax assets and liabilities.

    Advertising costs
    -----------------

The Company expenses advertising costs as they are incurred.
Advertising costs for the year ended October 31, 2001 and the period ended October 31, 2000, were $2,765 and $0, respectively.

    Estimates
    ---------

The financial statements include estimates and assumptions that affect the Company's financial position and results of operations and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

    Loss per common share
    ---------------------

Basic loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding during the year.

    Revenue recognition
    -------------------

Sales are recorded when inventory is shipped or delivered and title transfers.

    Concentration of credit risk
    ----------------------------

The Company sells goods and services to military and law enforcement personnel primarily located in Columbia, South Carolina.


NOTE 2 - INVENTORIES
--------------------

   The Company's inventory consisted of the following at October 31, 2001:

                Military apparel and accessories                     $ 80,012
                Allowance for excess and slow moving inventory         (2,288)
                                                                     ---------
                                                                     $ 77,724
                                                                     =========

NOTE 3 - PROPERTY AND EQUIPMENT
-------------------------------

   Property and equipment consists of the following at October 31, 2001:

                Computer equipment                 $       5,781
                Leasehold improvements                     6,486
                Sewing equipment                          17,956
                Furniture and fixtures                     8,991
                                                   --------------
                                                          39,214
                Less accumulated depreciation             (5,332)
                                                   --------------
                                                   $      33,882
                                                   ==============
	Included in sewing equipment is an asset acquired under a capital lease for $1,600. The carrying value of this asset was $1,333 at October 31, 2001.

NOTE 4 - NOTES PAYABLE

	On November 30, 2000, the Company entered into a 5-year installment loan agreement with a financial institution to borrow $100,000 for the purpose of purchasing inventory and equipment. The loan bears interest at the institution's prime rate plus 1%, which was 6% at October 31, 2001.
The note is payable in 60 monthly principal and interest payments of $2,156. Inventory, accounts receivable, furniture and fixtures, equipment, and stockholder's real property serve as collateral for the loan.

	On October 15, 2001, the Company entered into a one-year installment loan of $12,500 with a financial institution to purchase equipment. The note bears interest at the institution's prime rate plus 1%, which was 6% as October 31, 2001. The note is payable in 12 monthly principal and interest payments of $1,092. The equipment is collateral for the note.

	Future maturities on the notes detailed above are as follows for the years ending October 31:

				2002	$	30,133
				2003		19,603
				2004		21,794
				2005		24,229
                                2006               462
                                        --------------
					$	96,221
                                        ==============

NOTE 5 - INCOME TAXES
---------------------

	At October 31, 2001, the Company has available for income tax purposes, the following net operating loss carryforwards:

                                  Amount          Expiration
                                 ---------        ----------
                        Federal  $  21,946          2021
                        State        1,155          2021


Deferred tax assets are as follows at October 31, 2001:

                Current          $    879
                Long-term           4,830
                                 --------
                                 $  5,709
                                 ========

	At October 31, 2001, the deferred tax asset consists primarily of the value of net operating loss carryforwards.

	Reconciliation of the statutory federal income tax rate to the Company's effective tax rate is as follows for the year ended October 31, 2001 and period ended October 31, 2000:

                                                            2001       2000
                                                           ------     ------
         U.S. Statutory rate                                34.0%      34.0%
         State income tax benefit, net of federal tax        3.3 	3.3
                        Tax effect of lower brackets       (18.0)     (18.0)
                        All other, net                        .8         .7
                                                           ------     ------
                                                            20.1%      20.0%
                                                           ======     ======

NOTE 6 - RELATED PARTY TRANSACTIONS
-----------------------------------

	From October 2, 2000 to June 1, 2001, the original stockholder loaned the Company $24,482. This was formalized in a note agreement with the Company on June 1, 2001. The note was issued as a 5-year term loan that does not bear interest and requires two payments of principal per year, beginning on December 31, 2002. Future maturities on the note are as follows for the years ending October 31:

				2002	$	4,896
				2003		4,896
				2004		4,896
				2005		4,896
				2006		4,898
                                        -------------
                                        $      24,482
                                        =============

	On March 1, 2001, the Company entered into a 4-year equipment lease with the son of the original stockholder. Ownership of the equipment will transfer to the Company at the expiration of the term, and accordingly, the lease is being accounted for as a capital lease. The equipment and the related liability under the capital lease were recorded at the present value of the future payments due under the leases, as determined with an 8.5% discount rate. The lease is payable in monthly installments of $39 including interest. Payments totaling $312, including principal of $228 and interest of $84, were due but not paid in 2001.

			The following is a schedule of the future minimum lease payments under the capital lease together with the present value of the net minimum lease payments as of October 31, 2001:

                        2002                   $       696
                        2003                           468
                        2004                           468
                        2005                           177
                                              ------------

  Total minimum lease payments                       1,809
  Less the amount representing interest               (209)
                                               ------------
  Present value of net minimum lease payments  $     1,600
                                               ============

        On August 1, 2001, the Company issued 1,000,000 shares of common stock to an attorney in exchange for present and future legal services for an agreed upon value of $2,500. This amount was expensed as of the issuance date.

	At October 31, 2001, the Company held a note for stock subscriptions totaling $5,000 from a director of the Company. The note accrues interest annually at 8% and all payments of interest are due upon the maturity of the note on January 2, 2004. This note arose from the stock issued January 2, 2001 and is shown on the balance sheet as a reduction in stockholders' equity (deficit).

NOTE 7 - STOCKHOLDERS' EQUITY (DEFICIT)
---------------------------------------

	On August 1, 2001, the Company reduced the par value of its common stock from $.10 per share to $.0001 per share. The effect was treated as a 1,000-for-1 stock split. The Company also authorized 20,000,000 preferred shares at $.0001 per share with attributes to be determined by the Board of Directors. No preferred shares were issued. For the period ended October 31, 2000 and the year ended October 31, 2001, weighted average common shares have been retroactively adjusted for this reduction in par value as if it occurred on October 2, 2000.


NOTE 8 - COMMITMENTS AND CONTINGENCIES
--------------------------------------

	On October 1, 2001, the Company entered into a 3-year lease agreement for $3,175 per month. The lease required a deposit of $3,375 which is refundable to the Company upon termination of the agreement. Future minimum lease payments are as follows for the years ending October 31:

				2002	$	38,100
				2003		38,100
				2004		34,925
                                        --------------

                                        $      111,125
                                        ==============

NOTE 9 - SUBSEQUENT EVENTS
--------------------------

	On November 15, the Company issued 335,000 shares of common stock for $6,700. Each share issued was accompanied by a stock purchase warrant.
Each warrant represents the right to purchase one share of the Company's common stock at a price of $0.40 per share no earlier than 90 days after the effective date of the Company's filing of an SB-2 registration statement with the Securities and Exchange Commission. Each warrant expires on the three year anniversary of the effective date. Each unexercised warrant may be redeemed by the Company at a price of $0.001 per warrant at anytime, upon 30 days written notice to the holders thereof, if the Company's common stock is traded on the Over the Counter Bulletin Board and the market price equals or exceeds 120% of the exercise price. Five thousand of these shares were issued to the wife of the original stockholder.

	No dealer, salesman or other
person is authorized to give any
information or to make any
representations not contained in
this prospectus in connection with
the offer made hereby, and, if
given or made, such information or
representations must not be relied
upon as having been authorized by
US Patriot.  This prospectus does
not constitute an offer to sell or
a solicitation to an offer to buy
the securities offered hereby to
any person in any state or other
jurisdiction in which such offer or
solicitation would be unlawful.
Neither the delivery of this
prospectus nor any sale made
hereunder shall, under any
circumstances, create any
implication that the information
contained herein is correct as of
any time subsequent to the date
hereof.

Until _________ __, 2002 (90 days
after the date of this prospectus)
all dealers that effect
transactions in these securities,
whether or not participating in
this offering, may be required to
deliver a prospectus .  This is in
addition to the dealer's obligation
to deliver a prospectus when acting
as underwriters and with respect to
their unsold allotments or
subscriptions.


	TABLE OF CONTENTS
                                             Page
                                             ----
Prospectus Summary                            3             US Patriot, Inc.
The Offering                                  4
Summary Financial Data                        6
Risk Factors                                  7
Use of Proceeds                               11
Determination of Offering Price..             11
Dividend Policy                               11            2,170,000 SHARES
Dilution                                      12
Management's Discussion and Analysis          13
Business                                      16
Management                                    24
Principal Shareholders                        26
Selling Shareholders                          27
Description of Securities                     29
Indemnification                               31            PROSPECTUS
Plan of Distribution                          32
Legal Matters                                 33
Experts                                       33
Where You Can Find More Information           34
Financial Statements                          F-1


January 16, 2002

                                    PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS

               ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


        Article 11 of our Articles of Incorporation includes certain provisions permitted by the South Caronlina Revised Statutes, which provides for indemnification of directors and officers against certain liabilities. Pursuant to our Articles of Incorporation, our officers and directors are indemnified, to the fullest extent available under South Caronlina Law, against expenses actually and reasonably incurred in connection with threatened, pending or completed proceedings, whether civil, criminal or administrative, to which an officer or director is, was or is threatened to be made a party by reason of the fact that he or she is or was one of our officers, directors, employees or agents. We may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to repay any such amounts if it is later determined that he or she was not entitled to be indemnified by us.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

        ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

	We estimate that expenses in connection with this registration statement will be as follows:

SEC registration fee                $       260
Legal fees and expenses             $    50,000
Accounting fees and expenses        $     6,000
Miscellaneous                       $     3,740
                                    -----------

Total                               $    60,000

              ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

The following information is furnished with regard to all securities sold by US Patriot, Inc within the past three years that were not registered under the Securities Act. The issuances described hereunder were made in reliance upon the exemptions from registration set forth in
Section 4(2) and Regulation D of the Securities Act relating to sales by an issuer not involving any public offering. None of the foregoing transactions involved a distribution or public offering.


Date              Name                   # of Shares          Total Price
----              ----                   -----------          -----------
11/15/01          William Bauer          25,000                $500
11/15/01          Peggy Bauer            25,000                $500
11/15/01          Gregory Colegrove      25,000                $500
11/15/01          Jeffrey Colegrove      25,000                $500
11/15/01          James Foxworthy        25,000                $500
11/15/01          Melissa Foxworthy      25,000                $500
11/15/01          Judith Cooper          12,500                $250
11/15/01          Larry Higgins          12,500                $250
11/15/01          D.T. Kimble            12,500                $250
11/15/01          Kay Kimble             12,500                $250
11/15/01          Ania Kwalik            12,500                $250
11/15/01          Albert Massey          12,500                $250
11/15/01          Diane Massey           12,500                $250
11/15/01          Richard Weinacker      12,500                $250
11/15/01          Bruce West              7,500                $150
11/15/01          Pamela West             7,500                $150
11/15/01          Pete Baldwin            5,000                $100
11/15/01          Sandra Dee              5,000                $100
11/15/01          Gordon English          5,000                $100
11/15/01          David Gable             5,000                $100
11/15/01          Harry Hunter            5,000                $100
11/15/01          Brenda Jellicorse       5,000                $100
11/15/01          Steve Jellicorse        5,000                $100
11/15/01          Jean Jones              5,000                $100
11/15/01          Mike Jones              5,000                $100
11/15/01          Bert Kemp               5,000                $100
11/15/01          Kristy Massey           5,000                $100
11/15/01          Angela Post             5,000                $100
11/15/01          James Post              5,000                $100
11/15/01          Jim Winders             5,000                $100

                               ITEM 27. EXHIBITS

Exhibit Number		Description
--------------          -----------

3.1                     Articles of Incorporation of US Patriot, Inc.

3.2                     Bylaws of US Patriot, Inc.

4.1                     Specimen certificate of the Common Stock of US
                        Patriot, Inc.

4.2                     Specimen certificate of the Warrants of US
                        Patriot, Inc.

5.1                     Opinion of Law Office of James G. Dodrill II,
                        P.A. as to legality of securities being registered*

10.1 Lease of Business Property entered into October 1, 2001 between US Patriot, Inc. and Covold Partners.

10.2                    Promissory Note Dated November 30, 2000 with
                        SouthTrust Bank

10.3                    Promissory Note Dated October 11, 2001 with
                        SouthTrust Bank

23.1                    Consent of Elliott Davis LLP

23.2                    Consent of James G. Dodrill II (included in
                        Exhibit 5.1)


*to be filed by amendment.

                             ITEM 28. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and as expressed in the Act and is, therefore, unenforceable.

The Company hereby undertakes to:

   (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
            i. Include any prospectus required by Section 10(a)(3) of
               the Securities Act;
           ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.
          iii. Include any additional or changed material information on the plan of distribution.
   (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
   (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
   (4) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.
   (5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.
   (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised by the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   Signatures

In accordance with the requirements of the Securities Act of 193, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Columbia state of South Carolina, on January 16, 2002.

					US PATRIOT, INC.

                        By:     /s/ Phillips N. Dee
                                --------------------------------------
                                Phillips N. Dee
                                Principal Executive Officer, President
                                  and Director


	In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 16, 2002.

By:	/s/ Phillips N. Dee		Principal Executive Officer, President
        --------------------              and Director
        Phillips N. Dee


By:	/s/ Scott Massey		Director
        --------------------
	Scott Massey